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                                                                   EXHIBIT 23.6

                          CONSENT OF LEHMAN BROTHERS

   We hereby consent to the use of our opinion letter dated January 3, 2002 to the Board of Directors of Talarian Corporation (the "Company") attached as Annex C to the Registration Statement on Form S-4 of TIBCO Software Inc. (the "Registration Statement") and to the references to our firm in the Registration Statement under the headings "Summary", "Proposal No. 1--The Merger--Background of the Merger", "Proposal No. 1--The Merger--Reasons for the Merger", "Proposal No. 1--The Merger--Opinion of Financial Advisor to Talarian", "The Merger Agreement--Representations and Warranties", "Annex A--Agreement and Plan of Merger, dated as of January 4, 2002, by and among TIBCO Software Inc., Panther Acquisition Corp. and Talarian Corporation" and "Annex C--Opinion of Lehman Brothers Inc." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term "expert" as used in the Securities Act.

                                          LEHMAN BROTHERS INC.


Menlo Park, California